Exhibit 99.1

 Columbia Sportswear Company Reports Record Fourth Quarter and Fiscal Year 2003
     Results; Fiscal 2004 Net Income Estimated to Increase Up to 10 Percent

    PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 29, 2004--Columbia
Sportswear Company (Nasdaq:COLM):

    Highlights:

    -- Fourth quarter global sales increased 18.5 percent to $257.4 million, a fourth quarter record. Excluding changes in currency exchange rates, fourth quarter sales increased 13.1 percent.

    -- Fourth quarter net income increased 10.5 percent to a record $32.2 million, or $0.79 per diluted share, compared to $0.72 last year.

    -- Fiscal 2003 global sales were a record $951.8 million, a 16.6 percent increase over 2002 results. Fiscal 2003 net income increased 17.2 percent to a record $120.1 million for the year.

    -- Fiscal 2004 net sales are estimated to increase in the low double digits, and net income is estimated to increase up to 10 percent, over 2003 results.

    Columbia Sportswear Company (Nasdaq:COLM), a global leader in the active outdoor apparel and footwear industries, today announced record fourth quarter net sales of $257.4 million for the quarter ended December 31, 2003, an increase of 18.5 percent over net sales of $217.3 million for the same period of 2002. The Company reported record net income for the fourth quarter of $32.2 million, a 10.5 percent increase over net income of $29.1 million for the same period of 2002. Earnings per share for the fourth quarter of 2003 were $0.79 (diluted) on 40.9 million weighted average shares, compared to earnings per share of $0.72 (diluted) for the fourth quarter of 2002 on 40.3 million weighted average shares.
    Compared to the fourth quarter of 2002, European sales increased
60.2 percent to $37.0 million, Other International sales increased
49.8 percent to $35.2 million, U.S. sales increased 7.6 percent to $156.9 million, and Canadian sales increased 13.7 percent to $28.3 million for the fourth quarter of 2003.
    Excluding changes in currency exchange rates, Other International sales increased 42.6 percent, European sales increased 35.6 percent, and Canadian sales decreased 4.0 percent for the fourth quarter of 2003. Consolidated net sales for the fourth quarter of 2003 increased
13.1 percent to $245.7 million, excluding changes in currency exchange rates, compared to the same period of last year.
    Sportswear sales increased 44.2 percent to $58.7 million, footwear sales increased 29.8 percent to $44.4 million, outerwear sales increased 7.0 percent to $140.0 million, and accessories sales increased 15.5 percent to $13.4 million, compared to the fourth quarter of 2002. Mountain Hardwear, a subsidiary we acquired on March 31, 2003, contributed $8.4 million in sales for the fourth quarter. Equipment sales, a new category consisting of tents and sleeping bags sold by Mountain Hardwear, were $0.9 million for the quarter.
    Tim Boyle, Columbia's president and chief executive officer, commented, "We are very pleased with our outstanding fourth quarter financial results. Sales growth continued globally in our sportswear and footwear product categories during the quarter. While soft in the U.S., sales of outerwear products were very strong in Europe and Other International markets, demonstrating the opportunity to grow this category in less mature markets. International sales growth, favorably affected by foreign currency valuations, was strong in diverse markets such as Europe and Japan, as Columbia brands extend to geographic markets worldwide."

    Fiscal 2003 Results

    For 2003, the Company reported net sales of $951.8 million, an increase of 16.6 percent over net sales of $816.3 million for 2002. The Company reported record net income for 2003 of $120.1 million, a
17.2 percent increase over net income of $102.5 million for 2002. Earnings per share for 2003 were $2.96 (diluted) on 40.6 million weighted average shares, compared to earnings per share of $2.56 (diluted) for 2002 on 40.1 million weighted average shares.
    Compared to 2002, U.S. sales increased 7.0 percent to $596.8 million, European sales increased 41.0 percent to $135.2 million, Other International sales increased 48.4 percent to $113.1 million, and Canadian sales increased 23.1 percent to $106.7 million for 2003.
    Excluding changes in currency exchange rates, Other International sales increased 43.5 percent, European sales increased 18.5 percent, and Canadian sales increased 9.6 percent for 2003. Consolidated net sales for 2003 increased 12.1 percent to $914.8 million excluding changes in currency exchange rates, compared to fiscal 2002.
    Sportswear sales increased 27.0 percent to $311.3 million, footwear sales increased 35.1 percent to $148.6 million, outerwear sales increased 5.0 percent to $443.7 million, and accessories sales increased 12.7 percent to $43.5 million, compared to 2002. Mountain Hardwear contributed $27.8 million in sales during 2003, including equipment sales of $4.7 million for the year.
    Mr. Boyle continued, "Our solid fiscal 2003 results, achieved in a difficult environment for many of our retailers, demonstrate the global strength of our brands. Our strategy of diversifying product lines and geographic distribution was a key driver in 2003 sales growth. For the first time in company history, the combined sales of our sportswear and footwear products made up a majority of consolidated sales during a fiscal year."
    "International sales growth, strengthened by currency valuations, was vigorous in all product categories. International sales, as a percentage of total revenues, increased more than 5 percentage points to constitute more than 37 percent of consolidated revenues in 2003. Moreover, our acquired Sorel and Mountain Hardwear brands provide opportunities to further penetrate additional markets and distribution channels. Overall, we maintain a strong balance sheet and are well positioned to continue to execute our strategies of diversifying our product and geographic revenue base while maintaining a keen focus on expense control and capital investment to strengthen the company long-term."

    Guidance

    Mr. Boyle continued, "Based on our current outlook and our spring order backlog, we currently believe that our strategies will enable us to generate first quarter 2004 revenue growth of 19 to 21 percent and net income growth of 14 to 16 percent compared to the first quarter of 2003. As a reminder, spring accounts for a relatively small percentage of our overall business; the bulk of our revenues and profits traditionally come in the second half of the year.
    "It is difficult for us to gauge revenue and profitability levels for the full year 2004 until we gain more visibility into the fall 2004 season. In keeping with our standard practice, we will announce our fall 2004 backlog in our first quarter 2004 earnings release. That said, based on our current estimates for the full year 2004, we anticipate net sales growth in the low double digits, and net income growth of up to 10 percent, compared to 2003. Please note that these projections are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly."
    The Company will host a conference call to elaborate on fourth quarter and full year 2003 results on Thursday, January 29th at 5 p.m. Eastern. The call will include discussions regarding the Company's fourth quarter 2003 performance in general, the Company's geographic and merchandise category performance, and the Company's future opportunities. To participate, please dial 800-257-6566 in the United States (outside the United States, please dial 303-262-2140) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company's website at www.columbia.com. The webcast can also be accessed on the investor information section of the Company's website at www.columbia.com until February 12, 2004.
    Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia Sportswear, please visit the Company's Web site at www.columbia.com.
    This press release contains forward-looking statements, including Mr. Boyle's statements regarding anticipated revenues and earnings for the first quarter of 2004 and for the full year 2004 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, under the heading "Factors That May Affect Our Business and the Price of Our Common Stock," and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect future revenues, earnings and deliveries include, international risks including trade disruptions, political instability in foreign markets, exchange rate fluctuations, and changes in quotas and tariffs or other duties; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of Company customers; the Company's ability to fully and cost-effectively integrate Sorel and Mountain Hardwear into its existing operations; the Company's ability to effectively deliver its products to customers in a timely manner despite potential service interruptions; the Company's reliance on product acceptance by consumers; effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring which affects demand for the Company's products); dependence on independent manufacturers and suppliers; effectiveness of the Company's sales and marketing efforts; intense competition in the industry (which the Company expects to increase); the Company's ability to achieve and manage growth effectively; business disruptions and costs arising from disease outbreaks, acts of terrorism or military activities around the globe; effective implementation and expansion of the Company's distribution facilities; operations of the Company's and third party computer systems; and the Company's ability to establish and protect its intellectual property. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this release, to conform them to actual results or to changes in Company expectations.


                     COLUMBIA SPORTSWEAR COMPANY

                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                     December 31,
                                                 --------------------
                                                    2003       2002
                                                    ----       ----
Current Assets:
  Cash and cash equivalents                      $264,585   $194,670
  Accounts receivable, net                        206,024    154,099
  Inventories                                     126,808     94,862
  Deferred tax asset                               17,442     10,840
  Prepaid expenses and other current assets         6,028      6,006
                                                  --------   --------
      Total current assets                        620,887    460,477

Property, plant and equipment, net                126,247    124,515
Intangibles and other assets                       36,632      7,825
                                                  --------   --------
      Total assets                               $783,766   $592,817
                                                  ========   ========

Current Liabilities:
  Notes payable                                  $      -   $  9,835
  Accounts payable                                 62,432     49,370
  Accrued liabilities                              51,858     35,146
  Current portion of long-term debt                 4,596      4,498
                                                  --------   --------
      Total current liabilities                   118,886     98,849

Long-term debt                                     16,335     20,636
Deferred tax liability                              7,716        613
Shareholders' equity                              640,829    472,719
                                                  --------   --------
      Total liabilities and shareholders'
       equity                                    $783,766   $592,817
                                                  ========   ========


                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                             Three Months Ended   Twelve Months Ended
                                 December 31,         December 31,
                             -------------------  -------------------
                               2003      2002       2003      2002
                               ----      ----       ----      ----

Net sales                    $257,429  $217,321   $951,786  $816,319
Cost of sales                 137,024   114,816    511,101   437,782
                              --------  --------   --------  --------
  Gross profit                120,405   102,505    440,685   378,537
                                 46.8%     47.2%      46.3%     46.4%

Selling, general, and
 administrative                69,570    56,202    250,496   214,862
                              --------  --------   --------  --------
Income from operations         50,835    46,303    190,189   163,675

Interest (income) expense,
 net                             (256)     (316)      (480)     (354)
                              --------  --------   --------  --------
Income before income tax       51,091    46,619    190,669   164,029

Income tax provision           18,904    17,482     70,548    61,511
                              --------  --------   --------  --------
Net income                   $ 32,187  $ 29,137   $120,121  $102,518
                              ========  ========   ========  ========

Net income per share:
  Basic                      $   0.80  $   0.74   $   3.01  $   2.60
  Diluted                        0.79      0.72       2.96      2.56
Weighted average shares outstanding:
  Basic                        40,131    39,617     39,953    39,449
  Diluted                      40,918    40,334     40,591    40,063



    CONTACT: Columbia Sportswear Company
             David W. Kiser, 503-985-4584